Exhibit 10.4

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT, effective as of September 27, 2017 (the "Effective Date"), is made by and between Michael Del Priore of 91 Wellington Court, Yorktown Heights, NY 10598 (hereinafter referred to as "MD"), and Diversey, Inc., a Delaware corporation, on behalf of itself and its affiliates, with offices located at 2415 Cascade Blvd, Charlotte, NC 28273 (hereinafter referred to as "DIVERSEY").

WHEREAS, DIVERSEY has made an offer of employment (subject to the usual pre-employment checks and conditions) to MD for the position of Chief Information Officer, with an employment start date of November 6, 2017.

WHEREAS, in advance of MD commencing employment, DIVERSEY anticipates that it may disclose Confidential Information (as defined below) for a limited period of time and for use by MD in connection with development of certain strategic business decisions relating to the business of DIVERSEY ("Purpose");

THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, MD and DIVERSEY agree that the disclosure of Confidential Information by DIVERSEY during the term of this Agreement shall be subject to the following terms and conditions:

1.	MD shall hold in confidence any Confidential Information disclosed to it hereunder, and will neither disclose the Confidential Information to a third party nor use the Confidential Information except for the Purpose stated above.

2.	Subject to paragraph 5, Confidential Information under this Agreement will include any type of nonpublic, confidential or trade secret information that DIVERSEY reasonably intends to keep confidential including, information regarding DIVERSEY's business strategies, product formulations, structures, methods of manufacture and customer identity, product requirements, data, know-how, processes, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer lists, price lists, studies, findings, inventions, ideas or the like whether the disclosure is made in written, electronic or other tangible form, orally or upon visual inspection. Confidential Information shall include any analysis, compilation, study or other document to the extent based on or including DIVERSEY's other Confidential Information.

For the purposes of this paragraph 2, Confidential Information includes information relating to and/or disclosed by Bain Capital in its capacity as the future owner of the Diversey business.

3.	DIVERSEY shall not have any obligation to disclose its Confidential Information and DIVERSEY shall determine what Confidential Information to disclose, if any, at its discretion.

4.	All papers, drawings or other tangible forms of Confidential Information shall remain the property of DIVERSEY. Upon request of DIVERSEY, all Confidential Information, along with all copies thereof, shall be returned to DIVERSEY or destroyed. Notwithstanding anything in this Agreement to the contrary, MD may retain Confidential Information as and to the extent required by law, automatic back-up archiving practice, or pursuant to a bona-fide records retention policy, provided that any Confidential Information so retained shall continue to be subject to the terms of this Agreement.

5.	The term "Confidential Information" shall not include any information that:

(a)	is at the time of disclosure hereunder in the public domain; or

(b)	becomes at a later date reasonably available to the public through no fault of MD; or

(c)	is in the possession of MD prior to disclosure hereunder and not subject to any obligation as to confidentiality, as evidenced by (MD's) written or other tangible evidence; or

(d)	is disclosed to MD by a third party that has an independent right to disclose the information; or

(e)	is independently developed by or on behalf of MD by individuals who had no access to the information disclosed to recipient hereunder.

6.	MD agrees not to analyze (or permit another to analyze) any material provided to MD by DIVERSEY hereunder for any purpose including to determine the composition or structure of any such material without the prior written permission of DIVERSEY.

7.	Nothing hereunder shall be construed as granting or implying any right in the Confidential Information or in any patents or inventions covered thereby.

8.	The terms and conditions of this Agreement shall take precedence over the terms and conditions on passes (or similar documents) required to enter DIVERSEY's facilities that relate to Confidential Information.

9.	Application of this Agreement shall be limited to Confidential Information disclosed between the Effective Date and September 11, 2017 (the "Disclosure Period"). MD's confidentiality and restricted use obligations shall terminate five (5) years from the end of the Disclosure Period, except that Confidential Information regarding DIVERSEY business strategies, product formulations, structures, methods of manufacture, and/or customer identity and product requirements shall remain subject to the obligations of confidentiality and restricted use until such Confidential Information comes within one or more of the exceptions listed in paragraph 5.

10.	Nothing in this Agreement shall be construed as creating any joint venture, partnership, joint development, purchaser-seller or other relationship between the parties, or any obligation to proceed with a business transaction or relationship.

11.	This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements relating to such subject matter.

12.	No modifications to this Agreement shall be effective unless in writing and signed by both parties.

13.	Nothing herein shall preclude MD from disclosing the existence of this Agreement or any of the information disclosed if required by law. However, MD shall: give DIVERSEY prompt notice of such disclosure, limit the disclosure of DIVERSEY's Confidential Information to only those items required to be disclosed; and, reasonably cooperate with DIVERSEY's efforts to protect the confidential nature of DIVERSEY's Confidential Information.

14.	This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, U.S.A., excluding any conflict-of-laws provisions thereof that would otherwise require the application of the law of any other jurisdiction.

Michael Del Priore		DIVERSEY, INC.

By:	/s/ Michael Del Priore	BY:

NAME: Michael Del Priore		NAME: William Meeker

TITLE: Global Human Resources

9/27/2017

Michael Del Priore

xxxxx

xxxxx

Dear Michael,

We are pleased to confirm our offer of the position with Diversey, Inc. as Chief Information Officer, in Charlotte, NC. This position will report to Ilham Kadri, President and CEO.

Your annual salary will be $375,000.00 and you will be eligible to participant in the following incentive, optional, and relocation plans:

You will be eligible for 3 days of vacation in 2017 and 4 weeks thereafter until the normal advancement to 5 weeks.

Sign-On Bonus - You will receive a sign-on bonus of $665,000. It is agreed 70% of the after-tax proceeds of the sign-on bonus will be used to co-invest with Bain Capital in Diversey, Inc. Payment is subject to 100% clawback, without regard to withholding taxes, if you voluntarily terminate your employment within 12 months from date of payout.

Annual Incentive Plan (MP). The bonus, pursuant to the terms and conditions of the Annual Incentive Plan (AlP), is based upon achieving certain corporate financial and other goals as well as other mutually agreed upon individual goals. Your first bonus eligible year will be fiscal year 2018, payable in March 2019. Your bonus target is 50% ($187,500) of your base salary, it will be subject to the terms of the plan. Upon acceptance you will be provided with additional plan details.

Long-Term Incentive Plan fall)). You will participate in the Long-Term Incentive Plan to be established by the ultimate holding vehicle of Diversey (Holdco). As you have previously reviewed with Dr. Kadri and the Sponsor, you will receive an equity-based award equal to 1.4% of the equity pool, subject to the terms of the LTIP. In addition, you will have the opportunity to voluntarily co-invest in Hoidco. It is anticipated that the grant of the equity-based award and co-invest opportunity will occur at or promptly following the closing. The documentation relating to the LTIP and co-invest opportunity are currently being developed by the Sponsor and Holdco.

You will be responsible for any income tax due in your country of work and/or country of residence and you declare that you will take full responsibility to seek legal and tax advice in order to understand your tax situation and your tax obligations in this respect.

We will be providing you with relocation assistance to Charlotte, North Carolina area via our relocation vendor, NEI. In order to initiate relocation services, you will be required to review and agree to the relocation repayment agreement (section A) of this offer letter.

Your anticipated start date will be 11/6/2017, and is contingent upon maintaining a legal right to work in the United States and your successful completion of a pre-employment drug screen and background investigation at the Company's expense. This will require your signature on a Disclosure 8c Consent form, a Consent and Custody form, and a Non-Compete & Confidentiality Agreement.

In the event your employment is terminated by Diversey for a reason other than "cause" (not due to death or disability) or you resign for "good reason," then subject to your timely execution and nonrevocation of a release of claims, provision of reasonable transition services and compliance with restrictive covenants, you will receive severance in an amount equal to the sum of your then current base salary and annual bonus target, to be paid in ratable installments over the 12-month period following such termination.

Please review the following information, which can be helpful for a smooth transition into the Diversey Family:

•	You will be paid semi-monthly each month, and we offer Electronic Funds Transfer (EFT).

•	Please have appropriate documentation available for inspection on your first day of work to establish your identity and confirm that you have a legal right to live and work in the United States. A list of appropriate documentation will be provided to you prior to your start date.

•	Upon reporting to work, you will be required to sign an employment agreement covering certain safeguards protecting the Company's competitive position. Unless otherwise advised, we assume that you have no contractual obligations that will prevent you from performing the full scope of your job assignments at Diversey Corporation.

Michael, we believe that we offer a challenging, growth-oriented environment, and hope that this opportunity meets with your goals and objectives. In order to formally accept this offer, please provide your acceptance of this offer by September 28, 2017.

Please contact Bill Meeker should you have any questions or concerns at 704-519-9579 or via email at bill.meeker@Diversey.com

Sincerely,

Dr. Ilham Kadri
President and CEO

Diversey, Inc.

Signature:	/s/ Michael Del Priore
Michael Del Priore

RELOCATION REPAYMENT AGREEMENT

It is expected that new hires or transferring employees moving under the applicable relocation policy (the "Policy") of Diversey, Inc. and its subsidiaries (collectively, the "Company") and receiving payments or other covered expenses under that Policy (the "Relocation Expenses") for such relocation intend to remain in the employment of the Company for a reasonable period of time. In the event that a new hire or a transferring employee should leave the Company voluntarily or for cause (as defined below) before or within the first 24 months after (a) the initial date of employment (for new hire relocations) or (b) your work transfer start date (for transferring employee relocations) (in either case, the "Agreement Start Date"), Relocation Expenses previously paid to or on behalf of the employee must be reimbursed to the Company based on the schedule outlined below. These Relocation Expenses include, but are not limited to, the following for both the disposition of the old residence and the purchase and/or lease of a new one:

Broker Fees

Relocation Expense Allowance

Equity Loss Payment

Transportation of Household Goods

Lease Disposition and Apartment Finding Fees

THEREFORE, in consideration for the Company providing payment of Relocation Expenses incurred by me or on my behalf, I hereby agree to the terms of this Relocation Repayment Agreement (the "Agreement"). I understand that if I do not sign this Agreement, I am not entitled to payment of Relocation Expenses or the benefits set forth in the Policy.

Now, therefore, the Company and Employee agree to the following terms:

If I voluntarily resign or my employment with the Company is terminated for cause before or within twelve (12) months after the Agreement Start Date, I agree to repay the Company 100% of all costs and expenses incurred on my behalf or reimbursed to me, including any related federal, state or local taxes. I further acknowledge and agree that the Company will immediately stop the process of any and all additional payments or benefits otherwise due to me under the Policy.

If I voluntarily resign or my employment with the Company is terminated for cause between twelve (12) months and twenty four (24) months after the date of the Agreement Start Date, I agree to repay the Company 50% of all costs and expenses incurred on my behalf or reimbursed to me, including any related federal, state or local taxes. I further acknowledge and agree that the Company will immediately stop the process of any and all additional payments or benefits due to me under the Policy.

For purposes of this Agreement, "cause" means any of the following, as determined by the Company: (i) my engaging in fraud, embezzlement, or theft in connection with my duties or in the course of my employment; (ii) an act or omission by me that is willfully or grossly negligent, contrary to the Company's established policies or practices, or materially harmful to the Company's business or reputation or to the business of the Company's customers or suppliers as it relates to the Company; (iii) my plea of no contest to, or conviction of, a felony; (iv) my substantial failure to perform my duties after receiving notice of the failure from the Company, which failure has not been cured within 30 days after I receive notice of the failure; or (v) my breach of a restrictive covenant under any applicable agreement with the Company.

I further agree that the Company may, to the extent permitted by law, deduct from my pay any amounts due to me upon my voluntary resignation or termination for cause as partial or total payment of reimbursement of Relocation Expenses. I agree that, in the event such amounts are insufficient to cover total reimbursement, I will provide the Company with the additional funds required for the reimbursement within 30 days of such termination of employment.

If I fail to make full reimbursement pursuant to this Agreement within the specified time period, and should the Company be required to initiate legal action to recover the reimbursement, I will be liable for any attorneys' fees and costs incurred by the Company to recover such reimbursement as well as pre-judgment interest at the highest legal rate permissible, to the extent permitted by law.

I understand this Agreement is legally binding upon me.

I FURTHER AGREE AND UNDERSTAND THAT NOTHING IN THIS AGREEMENT SHOULD BE CONSTRUED AS ALTERING MY AT-WILL EMPLOYMENT STATUS WITH THE COMPANY. THAT IS, I UNDERSTAND AND AGREE THAT THE EMPLOYMENT RELATIONSHIP CAN BE TERMINATED AT THE WILL OF MYSELF OR THE COMPANY; THAT IT CAN BE TERMINATED WITH OR WITHOUT CAUSE; AND THAT IT CAN BE TERMINATED WITHOUT PRIOR NOTICE. NOTHING IN THIS AGREEMENT GUARANTEES MY EMPLOYMENT WITH THE COMPANY FOR ANY DEFINITE PERIOD OF TIME.

I have carefully reviewed this Agreement and, with a full and complete understanding of its terms, voluntarily accept all of its terms and conditions.

I have been given a full and fair opportunity to discuss this matter with my attorney or advisor of my choice.

Signature:	/s/ Michael Del Priore